EXHIBIT 99.1

Contact:	Patrick M. Frawley
Chief Executive Officer
(205) 429-1001

COMMUNITY BANCSHARES COMPLETES

SALE OF HERITAGE VALLEY FARM

BLOUNTSVILLE, AL – (January 17, 2006) - Community Bancshares, Inc. (NASDAQ: COMB) (the “Company”) reported that its subsidiaries, Community Bank and Community Funding Corporation, completed the sale of Heritage Valley Farm on January 11, 2006 for a total purchase price of $9.75 million. The Company will recognize a gain of $2.32 million in the first quarter of 2006. This gain is consistent with generally accepted accounting principles, but only partially offsets losses taken in previous years on loans related to the property. Heritage Valley Farm was the largest piece of foreclosed property on the Company’s consolidated balance sheet.

Patrick M. Frawley, the Company’s Chairman and Chief Executive Officer, stated, “We are pleased to be able to remove this large non-earning asset from the Company’s books and replace it with earning assets. This sale also is important to us, as it eliminates another obstacle left behind by prior management and positions the Company for continued financial improvement during 2006.”

About Community Bancshares, Inc.

Community Bank, the principal subsidiary of Community Bancshares, Inc., headquartered in Blountsville, Alabama, had total assets at December 31, 2005 of approximately $565.62 million and operates 18 banking offices in Alabama, providing a full line of financial services to its individual and corporate customers. In addition, the Bank operates a consumer finance company with 15 offices in North Alabama, a full-service insurance agency based in Huntsville, Alabama and a mortgage division based in Hartselle, Alabama.

Cautionary Notice Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements related to the Company’s expectations regarding: its ability to replace Heritage Valley Farm with earning assets; and its ability to realize future financial improvement as a result of the sale of Heritage Valley Farm and otherwise. These forward-looking statements are based on information presently available to the Company’s management and are subject to various risks and uncertainties, including, without limitation, future economic or business conditions, including, in particular, the effects of such conditions on the Company’s customers; the Bank’s ability to continue to develop, implement and modify, as appropriate, its business strategies; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; interest rate risks and credit risks of borrowers; the effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates; the uncertainty and costs of litigation; difficulties with, or changes in the cost or effectiveness of technology and/or products; the Company’s ability to identify, obtain and leverage earning assets; and other factors and other information discussed in any of the Company’s current, periodic and other reports and documents filed with the Securities and Exchange Commission under the Exchange Act of 1934. These forward-looking statements speak only as of the date hereof, and the Company does not undertake, and expressly disclaims, any obligation to update these forward-looking statements.